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                                                                   Exhibit 10.19

                             DISTRIBUTION AGREEMENT
                                (the "AGREEMENT")

                            as of ___________, 2001,
                                 by and between

Given Imaging Ltd., a private company incorporated under the laws of the State of Israel, having its principal office at 2 Carmel St., New Industrial Park, Yoqneam, Israel ("GIVEN"), and

_________________ a private company incorporated under the laws of _______ having its principal office at ______________________ ("COMPANY").

                                    RECITALS:

A) Given is engaged in the development, production, marketing and sale of the M2A(TM) Capsule, a DataRecorder(TM) and SensorArray(TM), and the RAPID(TM) Work Station for the diagnosis of the Gastro-Intestinal Tract, as listed in Schedule A, attached hereto (collectively the "PRODUCT"), and

B) COMPANY markets, distributes and sells medical equipment and disposable items in

C) Given wishes to appoint COMPANY as the representative of Given's Product in the territories identified in Schedule B (the "TERRITORY"), all pursuant to the terms and conditions of this Agreement; and

D) COMPANY wishes to accept such appointment and to act as Given's representative in the Territory for the Product pursuant to the terms and conditions of this Agreement;

                  NOW THEREFORE, the parties hereto have agreed as follows

         1. APPOINTMENT

                  1.1 APPOINTMENT: Given hereby appoints COMPANY as its representative in the Territory for Distribution (as defined hereinafter) of the Product. "Distribution" means the right to market, distribute and sell the Product in the Territory.

                  1.2 APPOINTMENT OF RESELLERS: COMPANY is granted the right to appoint one or more Resellers to market, distribute, and sell the Product to Customer(s). Each Reseller appointed by COMPANY must enter into a written agreement with COMPANY that contains all material terms and conditions set forth in this Agreement. COMPANY will ensure that Resellers and Customers comply with the terms of their respective agreements and will notify Given of any violation. For the purpose of this Agreement, "Resellers" shall mean a third party appointed by COMPANY to market, distribute, and sell the Product directly to Customers, subject to the terms of this Agreement. "Customer(s)" shall mean a customer who has purchased the Product for its own personal use and not for further marketing, distribution or sale. No Resellers shall relieve COMPANY of any of its obligations under this Agreement. COMPANY shall forward to Given a complete copy of each Resellers' agreement within 10 days of signing such agreement.

                  1.3 RESTRICTIONS: (i) Such appointment as set froth in Section 1.1, is subject to any law and directives applicable in the Territory; and (ii) COMPANY shall not use the Product for any purpose other than the purposes of this Agreement; and (iii) COMPANY shall not sell, market distribute, or conduct any marketing activity outside the Territory, without the express prior written approval of Given; and
         (iv) COMPANY shall have
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         no distribution rights pursuant to this Agreement for any of Given's products other than the Product, whether or not such other products are, from time to time, sold by Given; and (v) COMPANY shall Distribute the Product, as such, not in combination or integration with or in addition to other products or technologies, shall not attempt to separate the Product's components or to use a component separately and not as part of the Product , without first obtaining Given's prior written consent.

         2. TRADEMARKS AND DOMAIN NAMES

                  2.1 Given hereby grants COMPANY a limited license to use and display the trademarks Given(TM) , M2A(TM) and RAPID(TM), or any other mark owned by Given (collectively "GIVEN'S TRADEMARKS") only for marketing purposes in publications, articles, advertisements and other promotional materials in connection only with Product supplied by Given and only during the term of this Agreement. All advertising and other materials in which Given's Trademarks are used shall be subject to Given's prior written consent. Upon termination of this Agreement, this limited license shall immediately terminate and COMPANY shall cease all use of Given's Trademarks. Without limiting the above, all use by COMPANY of Given's Trademarks or domain name shall inure to the benefit of Given, and COMPANY shall not obtain any rights with respect to Given's Trademarks or domain names, other than any rights expressly set forth herein. COMPANY hereby irrevocably assigns to Given in perpetuity all worldwide right, title and interest, if any, that are owned or obtained by the COMPANY in any of Given's Trademarks or domain names.

                  2.2 COMPANY agrees not to attach or apply to the Product and any other materials (including packaging) of whatever media, any label, marking or other information that has not been approved by Given in writing in advance. COMPANY acknowledges that all rights in Given's Trademarks and domain names are and shall remain the sole property of Given. Given reserves the right to add to, change, or discontinue the use of Given's Trademarks or domain names, on a selective or general basis, at any time.

                  2.3 COMPANY shall not remove, obscure or obliterate any Given patent, trademark or any other proprietary notices incorporated in, marked on or affixed to the Product, and shall include such notices in marketing materials in accordance with Given's instructions.

         3. [OMITTED]

         4. MARKETING APPROVALS. COMPANY shall be responsible for obtaining all regulatory and governmental approvals necessary for the marketing of the Products throughout the Territory, and at its sole expense. Given shall provide COMPANY with the necessary technical and other information about the Products as shall be necessary for COMPANY to obtain the approvals. The approvals will be in Given's name.

         5. GIVEN'S RESPONSIBILITIES.

                  Given shall:


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                  a) sell the Products to COMPANY , pursuant to purchase orders to be placed by COMPANY and at the prices, delivery dates and otherwise in accordance with this Agreement.

                  b) provide COMPANY with Product manuals, promotional materials and literature in English.

                  c) provide COMPANY with the services of the Given Contact Centers.

                  d) provide the technical personnel of COMPANY assigned for the sales, service and maintenance of the Product with adequate technical training as to the operation, installation, maintenance, and troubleshooting of the Product. Such training shall take place at COMPANY 's premises, as shall be coordinated in advance.

                  e) assist COMPANY in its promotion efforts by sending representatives to attend and lecture in international medical meetings, as requested by COMPANY , and join customer visits, international trade shows etc., all if coordinated in advance.

                  f) refer to COMPANY inquiries coming from the Territory through other international promotion channels (international advertisements, trade shows etc.) for purchasing Products for use within the Territory.

                  g) give COMPANY a ninety (90) days minimum prior notice of any modifications and improvements in the Products (including specifications, options, features, configuration, prices etc.

                  h) provide COMPANY with all the leads and relevant information received through Given's Webcentric marketing and sales system. The automatic transfer of data will be mutually decided within 90 days of signing this Agreement.

                  i) monitor COMPANY 's activities in the market, by visiting the Territory, at Given's expense.

         6. COMPANY 'S RESPONSIBILITIES.

                  Company shall:

                  a) at its own expense, market the Product for sale in the Territory, including, without limitation, placing advertisements in relevant media, arranging seminars and conferences, participating in trade shows and exhibitions and otherwise actively promote the sales of the Products throughout the Territory.

                  b) Participate in every international
                  congress/convention/exhibit in the Territory in which Given is participating.

                  c) Maintain during the terms of the Agreement, a complete record of all sales of the Products, showing customer name, date of sale, shipping date, instrument model, serial number, and sales order acknowledgement and invoices for all Products covered by this Agreement as well as special terms of the sale, including warranty, installation date and other appropriate information. This information shall be promptly supplied to Given on a monthly bases or the product warranty shall be void. COMPANY shall notify Given on each purchase order of the name and address of the customer and the sales price. A breach of this sub-section (c) shall be regarded as a material breach of the Agreement.

                  d) Notify in writing Given's Regulatory Affairs department point of contact(the "POC") Fax. +972-4-959-2466 immediately and no later than three (3) days from the incident or near incident of any incident or near incident associated with the Product or that was caused by shortcoming in information supplied with the Product, provide


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                  Given's POC all data and information required in order to
                  prepare a medical device agency vigilance report or to fill in FDA form 3417 and 3500A form and otherwise cooperate fully with Given's POC on a timely manner. A breach of this sub-section (d) shall be regarded as a material breach of the Agreement

                  In this sub section d, "incident" shall include, but is not limited to, incident that led or might have led to death or to serious deterioration in the state of health of a patient, user or other person; when the Product would likely to cause or contribute to a death or serious injury if the malfunction were to recur. "a serious deterioration in the state of health" shall include, but is not limited to, life-threatening illness or injury, permanent impairment of a body function, permanent damage to a body structure or a condition necessitating medical or surgical intervention.

                  e) purchase sufficient number of the Product from Given in order to meet the Minimum Commitment requirements set out in Schedule B, attached hereto.

                  f) appoint a representative for implementation of this Agreement, who shall serve as a point of contact. The Representative shall prepare and issue monthly reports detailing COMPANY sales strategy, sales forecast, visits to prospective Customers, competition, inventory, Customers' data, sales volume and other facts relating to the sales of the Product as Given may from time to time reasonably request.

                  g) COMPANY will not make any representations or give any warranties concerning the Product or its capabilities which are false or misleading in anyway or go beyond those warranties and representations made by Given in this Agreement and its manuals.

                  h) Prepare, for Given's approval, a marketing plan and budget to reflect COMPANY plans in connection with the Product.

                  i) apply, maintain and renew, at its expense, any license, permit or other regulatory or governmental approval in Given's name required for the market and sale of the Product throughout the Territory.

                  j) prepare marketing materials and translate, at its expense, basic materials, manuals, literature, web-site content, carton labeling and brochures (which shall be provided by Given in English) to the relevant languages in the Territory. Given shall have no liability in the event of errors in such translations and COMPANY shall defend, indemnify and hold Given's harmless against all costs, damages, expenses or liability arising form an error in the translation and any difference from Given's documents.

                  k) provide Given with a link to the Given web page on its website (if applicable).

                  l) at its sole expense, to install Products, service its customers and perform in-warranty service at end-user's site.

                  m) ensure a high level of professional maintenance, service and, subject to Given's authorization, repair service as well, and in doing so to follow Given's instructions and to utilize only such spare and service parts approved by or obtained from Given.

                  n) purchase from Given from time to time and maintain a stock of spare and service parts and units of the Product in a quantity sufficient to provide high level of service and availability, and purchase and maintain a sufficient number of demonstration units of the Product.

                  o) notify Given of all matters of importance coming to its attention, relating to the Product and their service, competitive information, legislation changes, policies, new products and market trends.


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                  p) refrain from making any change in Product, unless
                  specifically approved by Given in writing.

                  q) Subject to any applicable law or directive, refrain from selling Product to any entity outside the Territory or to any entity who COMPANY reasonably believes shall resell, export or use the Product outside the territory and refer to Given any inquiries regarding the Product coming from outside the Territory.

                  r) cooperate with Given on all matters of medical vigilance and report all Product problems.

                  s) furnish Given with quarterly reports in reasonably sufficient detail specifying sales of the Product in the Territory, and annual selling forecast at least ninety (90) days prior to the beginning of each year of this Agreement and quarterly updates of such forecast at the beginning of each quarter (i.e., January 1, April 1, July 1, October 1) in respect of the ensuing quarter.

                  t) sell the Product only under Given's Limited Warranty, as set forth in this Agreement.

                  u) refrain from appointing sub-dealers, agency or representatives unless such sub-dealer, agency or sales representative undertakes to abide by the terms of this Agreement, and provided that COMPANY shall be responsible for any non-compliance herewith on their part. provide Given from time to time with Purchase Orders detailing quantities and required shipment schedules, together with an irrevocable Letter of Credit to cover the full Purchase Order value to be paid in full 30 days after shipment invoice.

         7. TERMS AND CONDITIONS OF SALE.

                  All purchases of Products by Distributor from Given during the term of this Agreement shall be subject to the terms and conditions attached hereto as SCHEDULE B.

         8. PROPRIETARY RIGHTS.

                  8.1 COMPANY undertakes to promptly inform Given of any possible infringement by third parties of Given's proprietary rights including any duplication of the Product, and to participate with Given regarding any legal action against such infringement which, in Given's judgment, should be necessary.

                  8.2 In the event that COMPANY notifies Given of a claim it has received that the Product or part thereof purchased by COMPANY hereunder infringes a third party's proprietary rights in the Territory, then Given agrees, at its sole discretion, either to (a) defend the claim at its expense, with the cooperation of COMPANY or (b) make changes in the Product or part thereof to avoid the claim, or (c) purchase the right to use such proprietary right or (d) refund to the purchaser the purchase price of the Product less a reasonable deduction for use, wear and tear, and depreciation upon Given taking possession of such Product. The foregoing states the entire liability of Given with respect to infringement of patents or other proprietary rights by the Products or part thereof, or by their operation.

                  8.3 COMPANY shall cooperate fully with Given in protecting and enforcing Given's rights in the Product and Confidential Information (including trademarks and domain names). COMPANY undertakes to assist Given and take all


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         reasonable actions necessary to record, register and otherwise establish and evidence Given's proprietary rights in and to the Products, including without limitation to execute all documents, affidavits, assignments and assurances and to provide oral testimony.

                  8.4 COMPANY shall inform Given of any Invention (as defined below) relating to the Product and at Given's request and expense COMPANY shall and will assign the entire rights, titles and interests in and to the Inventions to Given and execute any necessary assignment, patents forms, trade marks, and the like and will assist in the drafting of any description or specification of the Invention as may be required for Given records and in connection with any application for patents. COMPANY shall treat all information relating to any Invention as Confidential Information. While, where relevant, the name of the Inventor on the Patent Applications will be of the inventor, Given shall be the exclusive owner of any invention, trademark, copyright, improvement know-how or other intellectual property which shall occur to COMPANY as a result of providing the services and distribution of the Product ("Inventions"), and of any patent, patent application, trademark, copyright and such other rights therein, without any additional compensation to COMPANY. It is understood that Given shall pay COMPANY any expense incurred by it in assisting it, at its request, in obtaining patent, trademark, copyright or other protection. Given's rights shall be world-wide and shall attach to any such Invention notwithstanding that it is perfected or reduced to specific form after COMPANY has ceased his services hereunder, provided that its conception arose before then.

                  8.5 Without derogating from section 8.4 above, Given shall have sole and exclusive ownership rights in any results and information relating to, arising out of or resulting from the performance of this Agreement by both parties, including, but not limited to all copyrights, marketing information and material..

         9. WARRANTY

                  9.1 Given warrants that the Product shall be free from defects for a period of one year from the date of the first installation. Provided however, that in no event shall any warranty extend more than 16 months from the date of shipment of the Product.

         This warranty shall not cover consumable components or accessories.

                  9.2 The liability of Given under this warranty is limited to the repair by Given or replacement (at Given's option) of any allegedly defective part or parts under warranty at its expense, at either a Given authorized service center, or, at Given's option, at user's place of business. Defective parts replaced by Given as mentioned above, shall be returned to Given at COMPANY's expense and Given shall have title to such parts. It is a condition precedent to Given's undertakings under this warranty that COMPANY notifies Given promptly, but not later than 30 days after delivery or occurrence of any alleged defect. Such notice shall describe the full extent and nature of the problem.

                  9.3 This warranty shall not apply to a Product which has been repaired or altered not in accordance with Given's instructions, nor shall it apply to a Product which has been subject to misuse, unauthorized use, negligence, accident, (including fire, water, explosion, smoke, vandalism, etc.) or which has been operated contrary to Given's instructions or any other cause beyond Given's control. Without derogating from the above, the warranty is void, if at any time:


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                  (i) anyone other than Given's authorized personnel removes a
         Product casing and/or attempts to make or makes any internal changes, removals, attachments or additions to the Product or components thereof;

                  (ii) anyone installs unauthorized software on to the Given workstation.

                  9.4 Products or parts thereof may be returned for repair, replacement or adjustment only with Given's prior written consent. No credit allowances will be given or replacements shipped unless defects are verified by Given or Given's authorized personnel.

                  9.5 THE FOREGOING WARRANTY IS COMPANY'S SOLE AND EXCLUSIVE REMEDY TOWARD GIVEN, AND IS IN LIEU OF ANY AND ALL OTHER WARRANTIES, GUARANTEES, PROMISES, OR REPRESENTATIONS WHETHER WRITTEN, ORAL OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, SATISFACTORINESS OR FITNESS FOR ANY PARTICULAR PURPOSE OR USE. IN NO EVENT SHALL GIVEN BE LIABLE FOR LOSS OF USE, LOSS OF PROFITS, OR OTHER COLLATERAL, SPECIAL OR CONSEQUENTIAL DAMAGES. GIVEN'S TOTAL LIABILITY ARISING UNDER THIS AGREEMENT, INCLUDING UNDER SECTION 10 BELOW (Indemnification) AND
         SECTION 8 ABOVE (Proprietary Rights) SHALL BE LIMITED TO THE AMOUNT PAID BY THE COMPANY FOR THE PRODUCTS.

                  9.6 It shall be the responsibility of COMPANY, at its sole expense, to install Products, service its customers and perform in-warranty service at end-user's site. Given's responsibility shall be limited to replacing or repairing defective parts and materials under warranty and to provide backup technical support to COMPANY.

         10. INDEMNIFICATION

                  10.1 COMPANY shall be liable for and shall indemnify, defend, and hold Given harmless against any liability, damages, or loss from any claims, actions, suits, judgments, proceedings, demands, recoveries or expenses, including, but not limited to, attorneys' fees, arising out of, based on, or caused by (a) product claims, representations, or warranties, whether written or oral, made or alleged to be made by COMPANY or COMPANY's employees, agents or independent contractors, in its advertising, publicity, promotion, or sale of any of the Products where such product claims, representations, or warranties were not provided by, or approved in writing by Given, (b) labeling of the Products which was not provided by, or approved by Given, (c) negligent handling of the Products by COMPANY or COMPANY's employees, agents or independent contractors, (d) negligent installation, demonstration or service of the Products by COMPANY or COMPANY's employees, agents or independent contractors or (e) any modifications by COMPANY or COMPANY's employees, agents or independent contractors, to the Products.

                  10.2 Given agrees to indemnify, defend, and hold harmless COMPANY, its employees or agents against any claims, suits, or judgments for personal injury, property damage, or death to any third party made or instituted against COMPANY to the extent that they are arising out of the manufacture of the Given's Products. This indemnification is conditioned upon COMPANY notifying Given as soon as it becomes aware of any such claim or action and COMPANY 's willingness to cooperate and authorize Given to carry out the sole management and defense of any such claim or action. COMPANY shall not negotiate, compromise or settle any claim, action, suit, or judgment without Given's prior written consent (which consent may be refused in Given's absolute discretion).


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         11. REGULATORY INSPECTIONS

                  11.1 COMPANY shall allow representatives of regulatory agencies or authorities with jurisdiction over the manufacture, marketing and distribution of the Product to tour and inspect all facilities utilized by COMPANY in the testing, distribution, or storage, of Product sold under this Agreement, and shall co-operate with such representatives in every reasonable manner.

                  11.2 COMPANY shall also provide Given with a copy of any notices of adverse findings, regulatory letters or similar notifications it receives from any other governmental authority setting forth adverse findings or non compliance with any applicable laws, regulations or standards relating to the items supplied by it hereunder. COMPANY shall also provide Given with a copy of its proposed written response to such governmental authority before submission and shall incorporate all changes thereto which Given requests.

         12. TERM AND TERMINATION

                  12.1 INITIAL TERM. Subject to the terms and conditions set forth herein, and unless terminated earlier in accordance with Section
         11.3 below, the initial term of this Agreement shall be as set forth in Schedule B (the "INITIAL TERM").

                  12.2 CONTINUATION. As of the expiration of the Initial Term, this Agreement shall continue subject to the right of either Party to terminate with no liability by a 6 (six) months prior written notice to the other Party (the "TERMINATION NOTICE"), which may be given with or without cause and at the sole and absolute discretion of the terminating Party.

                  12.3 TERMINATION. This Agreement and COMPANY 's distribution rights thereunder shall terminate upon the occurrence of any one of the following:

                  (i) 6 months following the delivery of a Termination Notice.;

                  (ii) The delivery by one Party of a written notice to the other Party, in the event that the other Party has materially breached this Agreement and failed to cure such breach within ninety (90) days after having been notified thereof in writing by the terminating Party.

                  (iii) Immediately in the event either party voluntarily files a petition in bankruptcy or liquidation, or has such a petition involuntarily filed against it, which is not discharged within 45 days after filing, or is placed in receivership, or in the hands of a trustee for the benefit of creditors or enters into any analogous situation or position under the law of any relevant jurisdiction or ceases doing business in the marketing, distribution, manufacture, sale or lease of Products.

                  12.4 Termination by Given. Given may, at its sole discretion, upon 60 days prior written notice, terminate this Agreement in the event that: (i) the COMPANY fails to meet the Minimum USD Commitments, as defined in Schedule B, attached hereto; or(ii) the COMPANY makes any change in its current management or shareholdings which, in the opinion of Given, impairs Given's rights under this Agreement; or (iii) the COMPANY engages in any illegal, unfair, or deceptive business practices or unethical conduct whatsoever, whether or not related to the Product; or (iv) challenges, contests or disputes, directly or indirectly Given's proprietary rights in the Product or the validity thereof.


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         13. NON-COMPETE

         For the term of this Agreement and, if terminated by COMPANY - 2 years thereafter, or otherwise - 1 year thereafter, (the "RESTRICTION PERIOD"), COMPANY shall not directly or indirectly engage, nor assist any other person, corporation or other entity to engage in the design, development, manufacture, sale, marketing or use of any product or device that competes with the Product anywhere in the world. In case of doubt or disagreement, Given shall have the sole power to determine if a product is competitive to the Product sold hereunder.

         14. CONFIDENTIALITY.

                  14.1 COMPANY agrees to receive in confidence any information disclosed by Given to COMPANY, including, but not limited to, the Product, Inventions or technical information or information of a business or commercial nature (hereinafter referred to as "CONFIDENTIAL Information") and not to disclose any of the Confidential Information to any other person, firm or corporation, and to use the Confidential Information only for COMPANY's own use in order to fulfill its obligations under this Agreement.

                  14.2 COMPANY agrees that the Confidential Information received from Given shall be disclosed only to such of its employees and sales or service representatives that have a need to know about such Confidential Information for a use authorized by this Agreement.

                  14.3 For the purposes of this Section 14, Confidential Information shall not include any information disclosed by Given hereunder which (a) is already known to COMPANY and which the COMPANY had in its possession in written or physical embodiment from prior to the disclosure, unless such Confidential Information was previously disclosed by Given, (b) is rightfully received by COMPANY in the routine course of business from a third party who acquired such Confidential Information and the right to disclose same from Given; (c) is approved for release or publication by written authorization of Given; or (d) is published by an established publisher (other than COMPANY) in a printed publication of which copies have been disseminated publicly to more than fifty (50) parties in a country wherein Given has sold a substantial quantity of Products.

                  14.4 The obligations respecting Confidential Information imposed on COMPANY shall continue during the term of this Agreement and for a period of five (5) years after the expiration or termination of this Agreement. COMPANY shall return all Confidential Information, including all copies thereof, to Given upon expiration, termination or cancellation of this Agreement or at such earlier time upon Given's request.

                  14.5 COMPANY undertakes to bind its employees, officers, sales, technical, maintenance and service representatives, and other third parties to whom Confidential Information is disclosed as permitted hereunder, to the terms and conditions contained herein.

                  14.6 Unless otherwise specifically stated herein, this Agreement does not grant COMPANY any manufacturing, assembly, production or licensing rights, or any rights in any patents, patent applications, trademarks, and trade names, copyrights or know-how of Given.


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                  14.7 COMPANY hereby acknowledges and agrees that in the event of any violation hereof, Given shall be authorized and entitled to obtain from any court of competent jurisdiction, preliminary and permanent injunctive relief as well as an equitable accounting of all profits or benefits arising out of such violation, which rights and remedies shall be cumulative and in addition to any other rights or remedies to which Given shall be entitled under law or under this Agreement.

         15. INDEPENDENT CONTRACTORS

         The parties are independent contractors. Nothing in this Agreement shall be construed to constitute the parties as principal and agent, employer and employee, franchiser and franchisee, partners, joint venturers, corporate affiliates, co-owners or otherwise as participants in a joint undertaking

         16. ASSIGNMENT

         Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party without the prior written consent of the other party. Notwithstanding the foregoing, Given may transfer or assign, in whole or in part, any of Given's rights under this Agreement to any such person or entity controlled by or under common control with Given, to any successor to all or substantially all of the business or assets of Given or in connection with the transfer of the operations of Given related to the Product.

         17. MISCELLANEOUS.

                  17.1 DISPUTE RESOLUTION, GOVERNING LAW. This Agreement is governed by and shall be construed in accordance with the internal laws of Israel. In the event of a dispute that arises between the parties hereto based on a claimed breach of this Agreement, the parties shall attempt to resolve the dispute by Given's Officer (as defined in Schedule B) and COMPANY's Officer (as defined in Schedule B). In the event that Given's Officer and COMPANY's Officer could not reach an agreement within 30 days from the date such dispute brought to their resolution, such dispute shall be determined and settled by mediation in Israel under the procedure and rules of the London Court of International Arbitration, and if such attempt at mediation shall fail, the matter shall be subject to the jurisdiction of the courts of Israel and both parties shall have the right to file and submit their claims with such court against the other party. All parties agree that the Courts of Israel are to have exclusive jurisdiction to settle any dispute (including claims for set-off and counterclaim) which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by this Agreement or otherwise arising in connection with this Agreement, and for such purposes irrevocably submit to the jurisdiction of the Israeli Courts.

                  17.2 PUBLICATION, PRESS RELEASES. Given shall publish on its website the existence of this Agreement. In addition, both Parties may release Press Releases that refer to the existence of an agreement between the Parties, without divulging the commercial details of the Agreement, and subject to their respective confidentiality obligations to each other. Both Parties shall send the other Party a copy of a draft Press Release that refers to the other Party, for advance approval before release. Approvals will not be unreasonably withheld, and be provided on a timely basis.

                  17.3 RECITALS AND SCHEDULES. All Recitals and all Schedules attached to this Agreement constitute an integral part of this Agreement. The definitions of this Agreement shall apply to all Schedules.


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

                  17.4 HEADINGS. The headings of sections and subsections of this Agreement are inserted only for the purposes of convenience and they shall not be construed as to affect the scope, meaning or intent of the provisions of this Agreement or any part or portion thereof, nor shall they otherwise be given any legal effect.

                  17.5 NOTICES. Any notice given by either party in accordance with this Agreement shall be made in writing and delivered by fax and by registered mail or by courier, addressed as first set forth, or to other addresses as the parties shall designate in prior written notice.

                  17.6 NO WAIVER. Failure by either party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision.

                  17.7 FORCE MAJEURE: Neither party shall be responsible for any failure to perform due to unforeseen circumstances or to causes beyond the party's reasonable control, including but not limited to acts of God, war, riot, embargoes, acts of civil or military authorities, fir, floods, accidents, strikes, or shortages of transportation, facilities, fuel, energy, labor, or materials. In event of any such delay in delivery or payment, the party in delay may defer the performance date for a period equal to the time of such delay, provided that the lack of liquidity by one party shall not constitute a Force Majeure.

                  17.8 SEVERABILITY: If any provision of this Agreement is determined to be invalid or unenforceable, the provision shall be deemed to be severable from the remainder of this Agreement and shall not cause the invalidity or unenforceability of the remainder of this Agreement. The parties shall make their best efforts in order to render effective such provisions of this Agreement not affected thereby and this Agreement will continue in full force and effect.

                  17.9 ENTIRE AGREEMENT. This Agreement, including all supplements and Schedules constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understanding or representations, oral or written between the parties hereto regarding such matter.

                  17.10 AMENDMENTS. This Agreement may be modified or amended only in writing, signed by duly authorized representatives of both parties.

                  17.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  17.12 ENGLISH. This Agreement shall be made in the English language, which language shall be controlling in all respects. Any and all correspondence between the Parties hereto, including training and technical or other documents or notices exchanged between the parties and with third party relating to this Agreement, shall be in the English language only.

                  IN WITNESS WHEREOF, the Parties hereto have executed this Memorandum of Understanding, as of the date first above written.


GIVEN IMAGING LTD.                                 COMPANY


By:                                                By:
   --------------------------                         --------------------------
Name: Dr. Gavriel D. Meron                         Name:
Title: President and CEO                           Title:


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

SCHEDULE A

RAPID(TM) WORKSTATION:

         o        Computer Workstation with 17" Display

         o RAPID(TM)("Reporting And Processing of Images and Data") Application software

         o        Color Ink Jet Printer

         o System Accessory Package (Cables, Adaptors, Connection Box, Manuals, Documentation)

GIVEN DATA RECORDING KIT:

         o        Dedicated carrying case

         o        DataRecorder(TM)

         o        RecorderBelt(TM)

         o        2 X Rechargeable Battery Packs

         o        Battery Charger

         o        SensorArray(TM)

M2A(TM) 10-PAK

         o        10 M2A(TM) Disposable Imaging Capsules

         o 10 Accessory envelopes, each containing 10 adhesive sleeves, 2 adhesive pads, 1 sensor template

         o        10 disposable razors

         o        1 marker.

GIVEN IMAGING SYSTEM STARTER KIT

         o        1 x RAPIDTM Workstation

         o        2 x Given Data Recording Kit

         o        1 x M2A(TM) 10-Pak


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

SCHEDULE B

1. "TERRITORY" shall be ___________________. Other territories may be added to this list, under mutual written agreement

2. PRODUCT TRANSFER PRICES shall be as follows:

            RAPID(TM)workstation                 -  __________

            DataRecorder(TM)and SensorArray(TM)  -  __________

            M2A(TM)capsule (each)                -  __________ (Arrives in packs
                                                                of 10)

            Given Imaging System starter Kit     -  __________

         Given reserves the right to increase prices upon 60 days written notice to COMPANY. All prices shall remain firm for at least 90 days.

3. SHIPMENT. All sales are FCA ("Incoterm 2000"), Ben Gurion Airport, Israel. Partial shipments are allowed. Title to the Products purchased hereunder shall pass to COMPANY and all risk of loss or damage to such Products shall be borne by COMPANY from the time such Products are given over to the first common carrier, Israel. Given shall arrange for freight and insurance coverage on Products, at COMPANY's request and cost, of the type and in the amounts specified by COMPANY, or, if unspecified, that which in Given's judgment may be proper, provided that COMPANY shall cover Given's actual cost for such coverage.

         All Products shall be inspected upon receipt from the carrier, and claims should be filed with the carrier immediately in the event there is evidence of damage. As used in the clauses appearing herein or attached hereto, "delivery" shall occur when Products are shipped to the point of destination.

         COMPANY shall, prior to Given's scheduled shipment date for Products to be delivered to COMPANY, take all actions and provide all certificates, undertakings or other papers required of COMPANY to allow for proper importation of the Products to the Territory, and COMPANY shall pay all duties, taxes, fees, charges or other costs necessary to effect said importation.

4. ORDERS AND PAYMENT TERMS: COMPANY shall submit its orders for the Product in writing to Given. Given shall issue COMPANY, upon shipment of the Products ordered, invoice for the due amount. Each order to be covered by an irrevocable Letter of Credit with no recourse for 60 days or Bank Guarantee, partial shipments allowed. In the event that the order is covered by a Bank Guarantee, payments shall be made within 60 days of the date of the invoice. All late payments shall bear interest from the due date until paid, at the rate of LIBOR plus two and a half (2.5%) percent.

5. INITIAL PURCHASE ORDER: It is agreed that COMPANY will submit a purchase order for delivery ___________________ in parallel with the signature of this Agreement, amounting to ______________.

6. ACCEPTANCE: Each Product furnished by Given shall be deemed accepted immediately by COMPANY unless notice of defect or nonconformity is received, and approved by Given, within 30 days of delivery or upon installation, whichever occurs sooner.


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

7. MINIMUM COMMITMENT:

First year of this agreement (commencing the signing of this contract): US$

Second year of this agreement (commencing the signing of this contract): US$

8. POINT OF CONTACT:

9. INITIAL TERM:

10. for the purpose of section 17.1 of the Agreement, Given's Officer shall be _________ and COMPANY's Officer shall be _________________.


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